AMENDMENT TO SEVERANCE AGREEMENT

THIS AMENDMENT dated December 30, 2008 is made to the SEVERANCE AGREEMENT (“Agreement”) dated May 15, 2008 by and between Conference Plus, Inc., a Delaware corporation (the “Company”), and Timothy J. Reedy (the “Executive”).

WHEREAS, the parties desire to amend the Agreement so as to conform with the requirements of Section 409A of the Internal Revenue Code and the regulations and administrative guidance issued thereunder (collectively, “Section 409A”) and to confirm the parties’ agreement regarding sale bonus:

NOW THEREFORE, In consideration of the premises, the parties hereto, intending to be legally bound hereby, agree as follows:

NOW, THEREFORE, in consideration of the mutual agreements and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company and the Executive hereby agree as follows:

l.The definitions of “Good Reason” and “Severance Pay” in the Agreement are hereby amended to read as follows:

“Good Reason”

means concurrent with or within twelve months following the Change of Control, either the total of Executive’s base salary and target bonus are reduced without the Executive’s written approval, or Executive’s primary duties and responsibilities as Chief Executive Officer of the Company are materially reduced or modified in such a way as to be qualitatively beneath the duties and responsibilities befitting of the Chief Executive Officer of a company of comparable size in the Company’s business in the United States, without the Executive’s written approval.

“Severance Pay”

means (A) an amount equal to one year’s base salary at the base salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable with each payment being treated as a separate payment for purposes of Section 409A of the Internal Revenue Code and the regulations and administrative guidance issued thereunder (collectively “Section 409A”), provided, however, that such payments shall be deferred until the six-month anniversary of the date of Executive’s termination of employment if deferral to such anniversary date is required to comply with the provisions of Section 409A of the Internal Revenue Code, (B) 100% of the target bonus amount authorized and approved for Executive by the

Company Board’s Compensation Committee for such fiscal year or for the prior fiscal year, if higher, payable in a lump sum.

2.         The opening paragraph and clauses (i) and (ii) of Section 2,1 of the Agreement is hereby amended to read as follows:

“2.1      Termination with Severance Pay and Severance Benefits. The Company may at any time terminate Executive’s employment without Cause or reason, by delivery to Executive of a Termination Notice. Subject to section 2.3, and provided Executive is not in breach of any of his obligations hereunder, upon a termination of employment that constitutes a separation from service (as defined in Section 409A), Executive shall be entitled to Severance Pay and Severance Benefits upon execution (within 30 days from the date of such termination) and effectiveness of a general release of the Company and its affiliates in the form attached as Exhibit A hereto and the expiration of any revocation period thereunder without revocation, and conditional upon Executive’s continued adherence to the post termination covenants in this Agreement,, if:

(i)        a Change in Control occurs during the Term and Executive is terminated by the Company or the purchaser of its Business without Cause in connection with or within one year after the Change in Control (even if such termination is after the expiration of the Term), or

(ii)       a Change in Control occurs within the Term, an event constituting Good Reason occurs within a year after the Change in Control and Executive subsequently resigns his position for Good Reason on account of such event within ninety (90) days after occurrence of such Good Reason event (even if such Good Reason event and/or the resignation are after expiration of the Term) following notice to the Company and failure of the Company to cure the cause of the Good Reason within the first thirty (30) days”.

3.         The Company and Executive confirm their agreement that in the event of a Change in Control that results in a 51% change in ownership of the Company while Executive is employed by the Company, he shall be entitled to a bonus equal to 5% of the earnings before interest, depreciation, depreciation and amortization of the Company for the twelve months full calendar months preceding the Change in Control, as determined from the Company’s books and records (“Trailing EBITDA”), provided that the bonus shall not be less than $250,000 nor more than $1,250,000, regardless of Trailing EBITDA. Executive’s entitlement to this bonus is conditional upon Executive agreeing to continue to serve the Company or its successor in his existing capacity for at least six months following the Change in Control if and to the extent requested by the Company or its successor. Assuming Executive fulfills this condition, the bonus would be payable, less applicable withholding, on the six month anniversary of the Change in Control or the involuntary termination of his employment after the Change in Control, whichever occurs first. This paragraph 3 sets forth the entire sale bonus entitlement of Executive, and supercedes any other understanding with either the Company or its parent.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

CONFERENCE PLUS, INC.	EXECUTIVE

/s/ Amy T. Forster	/s/ Timothy J. Reedy
By: Amy T. Forster Title: Treasurer	Timothy J. Reedy